Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, (“Agreement”), is entered into on this 12 day of February, 2018 (the “Effective Date”), by and between Neonode Technologies AB,( 556771-2095) a company organized and existing under the laws of Sweden and having a principal place of business at Storgatan 23 C,114 55 Stockholm, Sweden (“Neonode”) and Merkatura AB, (“Merkatura”) having a principal place of business at Dragarstigen 3, 133 36 Saltsjöbaden, Sweden (the “Consultant”).

WHEREAS, the Consultant represents that he has expertise in the Executive Management and Company Governance and is ready, willing, and able to provide consulting services to Neonode, and Neonode is willing to retain the Consultant to provide such services.

NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, the Parties hereto agree as follows:

1.	Scope of Services

1.1.	The Consultant shall act as an interim CEO and perform the services as instructed by the Board of Directors (the “Services”).

1.2.	The Consultant shall prepare and submit such reports of his performance and his progress as Neonode may reasonably request from time to time. In addition, the Consultant shall provide Neonode with any additional information which Neonode may reasonably request from time to time.

1.3.	The Consultant will report to the Board of Directors at Neonode Inc., and shall work 3 days a week. Additional consultant support subject to mutual agreement between the Parties for each individual task.

2.	Consulting Fees, Expenses and Payment

2.1.	Neonode shall pay the Consultant, a monthly fee of SEK 126,000, based on 3 days a week, against presentation of an invoice. Invoicing should be made on a monthly basis. The Consultant shall have the right to invoice for his services performed as from January 1, 2018, according the terms and conditions in this agreement

2.2.	Neonode shall reimburse the Consultant for any reasonable business travel expenses, or out of pocket expense, which the Consultant incurs in connection with the Consultant’s duties, subject to and in accordance with from time to time applicable business travel policy (or equivalent). Reimbursement is subject to providing Neonode with appropriate receipts and/or invoices.

2.3.	The Consultant shall be responsible for the payment of all taxes, and all tax withholdings and social benefits payments, if any, required by law to be made in connection with the provision of the Services and the payment of the Consulting Fees.

3.	Term and Termination.

This Agreement shall be effective as of the Effective Date, and can be terminated by each of the parties at any time, without notification.

4.	Governing Law

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Sweden without regard to the conflicts of law provisions thereof. The parties agree that any dispute between the parties will be submitted to binding arbitration in Stockholm in accordance with the rules of the International Chamber of Commerce. The proceedings and all communications will be in English.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date first above written.

Neonode Technologies AB.		Merkatura AB

By:	Lars Lindqvist	By:	Andreas Bunge
Title:	Chairman of the Board	Title:	CEO

Date:	2018-02-12	Date:	2018-02-12

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